Exhibit 2.2

AMENDMENT NO. 1
TO PURCHASE AND SALE AGREEMENT

This Amendment No. 1 to Purchase and Sale Agreement (this “Amendment”), dated as of September 16, 2014 hereby amends that certain Purchase and Sale Agreement, dated as of August 21, 2014 (as amended, the “Purchase Agreement”), by and between ZaZa Energy, LLC, a Texas limited liability company (“Seller”), Q-Chalk VEX II (IV) Investment Partners, a Delaware general partnership (“Purchaser”) and Q-Z (IV) Investment Partners, LLC, a Delaware limited liability company (“Purchaser Assignee”).  Each of Seller, Purchaser and Purchaser Assignee are sometimes referred to herein separately as a “Party” and collectively as the “Parties.”  Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to such terms in the Purchase Agreement.

W I T N E S S E T H:

WHEREAS, pursuant to the Purchase Agreement, Seller agreed to sell to Purchaser, and Purchaser agreed to acquire from Seller, the Assets;

WHEREAS, pursuant to Section 13.7 of the Purchase Agreement, Purchaser desires to assign its right and obligations under the Purchase Agreement to Purchaser Assignee, a wholly owned subsidiary of Purchaser, and Purchaser Assignee desires to accept such assignment and assume all obligations of Purchaser under the Purchase Agreement; and

WHEREAS, in connection with the obtainment of certain consents required to consummate the transactions contemplated by the Purchase Agreement, the Parties desire to amend and restate certain provisions of the Purchase Agreement and certain Exhibits attached to the Purchase Agreement in accordance with, and subject to the terms and conditions, of the Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the Parties hereby agree as follows:

1.              Purchaser hereby assigns and transfers to Purchaser Assignee all of Purchaser’s right, title and interest in, to and under the Purchase Agreement, to have and to hold the same from and after the date of this Amendment.  Effective on, from and after the date of this Amendment, Purchaser Assignee hereby assumes all of the obligations of Purchaser under the Purchase Agreement and agrees to perform, as direct obligations to Seller, all of the terms, covenants and conditions contained in the Purchaser Agreement required to be observed or performed by Purchaser under the Purchaser Agreement.  Purchaser hereby acknowledges and reaffirms that in accordance with Section 13.7 of the Purchase Agreement and notwithstanding the terms of this Amendment, Purchaser shall not be released from liability under the Purchase Agreement by the assignment contemplated herein, but shall continue to be fully responsible for the due performance of each of Purchaser’s obligations under the Purchase Agreement in the same manner and to the same extent as if no assignment had been made.

2.              Section 2.2(a)(v) of the Purchase Agreement is hereby amended and restated as follows:

“(b)                           All contracts, agreements and instruments, to the extent applicable to the Properties or the production of Hydrocarbons from the Properties, including operating agreements, unitization, pooling and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements, participation agreements, exchange agreements, division and transfer orders, purchase and sale agreements, transportation agreements, gathering agreements, agreements for the sale and purchase of Hydrocarbons, processing agreements, drilling and other service agreements (but excluding master service agreements) and the Material Contracts, but excluding (A) Hedge Contracts, (B) Debt Contracts and (C) that certain Third Amendment and Second Restatement of Joint Exploration and Development Agreement dated effective March 1, 2013 by and among EOG Resources, Inc., Seller and ZaZa Energy Corporation, as amended (subject to such exclusions, the “Contracts”);”

3.              Section 2.3(b) of the Purchase Agreement is hereby amended and restated as follows:

“(b)                           Seller’s right to receive under the EOG Agreements any carried interest or cash carry obligation from EOG Resources, Inc., a Delaware corporation;”

4.              Exhibit F of the Purchase Agreement is hereby deleted and replaced in its entirety with the Form of Development Agreement attached hereto as Exhibit A.

Except as may be modified pursuant to the terms hereof, the Purchase Agreement is hereby ratified and confirmed and will remain in full force and effect.

The provisions of Article 1 and Article 13 of the Purchase Agreement shall apply mutatis mutandis to this Amendment.

This Amendment may be executed by one or more of the Parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Signature pages follow]

IN WITNESS WHEREOF, Seller has executed this Amendment as of the date first above written.

SELLER:

ZaZa Energy, LLC,
a Texas limited liability company

By:	/S/ Todd A. Brooks
Name:	Todd A. Brooks
Title:	President & Chief Executive Officer

Signature Page to Amendment No. 1 to Purchase Agreement

IN WITNESS WHEREOF, Purchaser and Purchaser Assignee have executed this Amendment as of the date first above written.

PURCHASER:

Q-Chalk VEX II (IV) Investment Partners,
a Delaware general partnership

By:	/S/ Dheeraj Verma
Name:	Dheeraj Verma
Title:	Managing Director

PURCHASER ASSIGNEE:

Q-Z (IV) Investment Partners, LLC,
a Delaware limited liability company

By:	/S/ Dheeraj Verma
Name:	Dheeraj Verma
Title:	Managing Director

Signature Page to Amendment No. 1 to Purchase Agreement